Exhibit 99.1

Press Release

Safehold Appoints Jesse Hom to Join Board of Directors

NEW YORK, December 17, 2021

Safehold Inc. (NYSE: SAFE), the creator and leader of the modern ground lease industry, announced today that the Board of Directors has appointed Jesse Hom as a new director, effective immediately.

“We are excited to welcome Jesse to the Board of Directors. He brings over 15 years of valuable commercial real estate industry insight with deep experience in investments, asset management, and capital markets,” said Jay Sugarman, Chairman and Chief Executive Officer.

Hom is a Managing Director and Global Head of Real Estate Credit at GIC, Singapore’s sovereign wealth fund, where he has focused on both equity and credit investments since 2008. Additionally, Hom sits as a director on several private real estate company boards. He is a graduate of Cornell University with a bachelor's degree and real estate finance concentration from the School of Hotel Administration.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

Company Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
investors@safeholdinc.com